UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2012

ALEXANDRIA REAL ESTATE EQUITIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-12993	95-4502084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

385 East Colorado Boulevard, Suite 299
Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (626) 578-0777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01               Regulation FD Disclosure

On February 22, 2012, Alexandria Real Estate Equities, Inc. (the “Company”) announced that it is commencing an underwritten public offering of senior notes due 2022.  The offering price and other terms are to be determined by negotiations between the Company and the underwriters.

Based on the Company’s current view of existing market conditions, the expected terms, price, and size of the public offering of senior notes due 2022, and certain current assumptions and estimates, the Company expects that its guidance for funds from operations (“FFO”) per share (diluted) and earnings per share (diluted) for the year ended December 31, 2012, net operating income, net income, and FFO for the three months ended December 31, 2012, and the Company’s sources and uses of capital for the year ended December 31, 2012 will be as noted in the tables below:

The following table provides a summary of the Company’s guidance issued this year for 2012 FFO per share (diluted):

Event	2012 FFO per Share (Diluted)

Guidance as reported on February 7, 2012 in connection with the Company’s fourth quarter 2011 earnings call	$4.50 - $4.54
Estimated impact of underwritten public offering of senior notes due 2022	($0.13)
Write-off of unamortized loan fees upon retirement of the 2012 Unsecured Bank Term Loan (1)	($0.01)
Guidance as reported on February 22, 2012 in connection with a public offering of secured notes	$4.36 - $4.40

(1)       The Company expects to retire the 2012 Unsecured Bank Term Loan in connection with the announced public offering of senior notes due 2022.  Upon retirement of the 2012 Unsecured Bank Term Loan, the Company expects to recognize a loss on early extinguishment of debt of approximately $0.6 million related to the write-off of unamortized loan fees.

	Guidance Reported on February 22, 2012 for the Year Ended December 31, 2012	Guidance Reported on February 7, 2012 for the Year Ended December 31, 2012
2012 guidance
FFO per share (diluted)	$4.36 - $4.40	$4.50 - $4.54
Earnings per share (diluted)	$1.59 - $1.63	$1.73 - $1.77

	Guidance Reported on February 22, 2012	Guidance Reported on February 7, 2012
Key assumptions
Write-off of unamortized loan fees upon retirement of the Company’s 2012 unsecured bank term loan	$0.6 million	–
Same property net operating income growth – cash basis	3% to 5%	3% to 5%
Same property net operating income growth – GAAP basis	0% to 2%	0% to 2%
Rental rate steps on lease renewals and re-leasing of space – cash basis	Slightly negative/positive	Slightly negative/positive
Rental rate steps on lease renewals and re-leasing of space – GAAP basis	Up to 5%	Up to 5%
Straight-line rents	$6.5 million/qtr	$6.5 million/qtr
Amortization of above and below market leases	$0.8 million/qtr	$0.8 million/qtr
General and administrative expenses in comparison to prior year	Up 5% to 8%	Up 5% to 8%
Capitalization of interest	$57 to $63 million	$54 to $60 million
Interest expense, net	$75 to $81 million	$68 to $75 million

Net operating income is projected to increase significantly quarter to quarter from the three months ended December 31, 2011, to the three months ended December 31, 2012, primarily related to current and future redevelopment and development projects, a significant amount of which is pre-leased.  Additionally, the projected increase in net operating income is due to recent and anticipated leasing and lease-up of vacant space.

	Guidance Reported on February 22, 2012 for the Three Months Ended December 31, 2012	Guidance Reported on February 7, 2012 for the Three Months Ended December 31, 2012
(in millions, except per share amounts)
Net operating income	$111.0 - 113.0	$111.0 - 113.0
General and administrative	$10.0 - 11.0	$10.0 - 11.0
Interest	$21.0 - 24.0	$20.1 - 23.1
Depreciation and amortization	$42.6 - 47.7	$42.6 - 47.7
Preferred stock dividends	$7.1	$7.1
Other	$1.0 - 1.4	$1.0 - 1.4
Net income attributable to Alexandria Real Estate Equities, Inc.’s common stockholders	$26.9 - 30.9	$28.1 - 32.1
FFO	$71.1 - 73.0	$71.7 - 74.1
FFO per share (diluted)	$1.15 - $1.17	$1.16 - $1.20

We expect that our principal liquidity needs for the year ended December 31, 2012, will be satisfied by the following multiple sources of capital as shown in the table below. There can be no assurance that our sources and uses of capital will not be materially higher or lower than these expectations.

	Guidance Reported on February 22, 2012 for the Year Ended December 31, 2012	Guidance Reported on February 7, 2012 for the Year Ended December 31, 2012
	(in millions)
Sources of capital
Net cash provided by operating activities less dividends	$76	$89
Asset and land sales	112	112	(1)
Unsecured senior notes	500	TBD
Secured construction financing	24	–
Debt, equity, and joint venture capital	238	698
Total sources of capital	$950	$899

Liquidity available under unsecured line of credit and cash and cash equivalents as of December 31, 2011	$1,209	$1,209

Uses of capital
Development, redevelopment, and construction	$584	$553
Acquisitions	20	–
Secured debt repayments	11	11
2012 Unsecured Bank Term Loan repayment	250	250
3.70% Unsecured Convertible Notes retirement	85	85
Total uses of capital	$950	$899

(1)              We expect to implement a more aggressive asset disposition strategy, beyond estimated asset sales in this table, to provide capital for reinvestment into our business.

Funds from operations

Generally accepted accounting principles (“GAAP”) basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) established the measurement tool of FFO. Since its introduction, FFO has become a widely used non-GAAP financial measure among real estate investment trusts (“REITs”). The Company believes that FFO is helpful to investors as an additional measure of the performance of an equity REIT. The Company calculates FFO as net income (computed in accordance with GAAP), excluding gains from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. The primary reconciling item between GAAP net income attributable to the Company’s common stockholders and FFO attributable to the Company’s common stockholders is depreciation and amortization expense. The Company’s FFO may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

Net operating income

Net operating income is a non-GAAP financial measure equal to income from continuing operations, the most directly comparable GAAP financial measure, plus loss on early extinguishment of debt, depreciation and amortization, interest expense, and general and administrative expense. The Company believes net operating income provides useful information to investors regarding the Company’s financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, the Company believes net operating income is a useful measure for evaluating the operating performance of our real estate assets.

Further, the Company believes net operating income is a key performance indicator and is useful to investors as a performance measure because, when compared across periods, net operating income reflects the impact on operations from trends in occupancy rates, rental rates, and operating costs, providing perspective not immediately apparent from income from continuing operations.  Net operating income excludes certain components from income from continuing operations in order to provide results that are more closely related to the Company’s results of operations from our properties. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level rather than at the property level.  In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level.  Net operating income presented by the Company may not be comparable to net operating income reported by other REITs that define net operating income differently.  The Company believes that in order to facilitate a clear understanding of its operating results, net operating income should be examined in conjunction with income from continuing operations as presented in its consolidated statements of income.  Net operating income should not be considered as an alternative to income from continuing operations as an indication of the Company’s performance or as an alternative to cash flows as a measure of liquidity or the Company’s ability to make distributions.  In order to supplement an evaluation of the Company’s results of operations over a given period, the Company also analyzes the operating performance for all properties that were fully operating for the entire periods presented separate from properties acquired subsequent to the first period presented, properties undergoing active development and active redevelopment, and corporate entities (legal entities performing general and administrative functions), which are excluded from same property results.

This Item contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding its public offering of notes, FFO, net operating income, net income, sources and uses of capital, earnings per share (diluted) attributable to the Company’s common stockholders and FFO per share (diluted) attributable to the Company’s common stockholders.  The Company’s actual results may differ materially from those projected in such forward-looking statements.  Factors that might cause such a difference include, without limitation, the terms and size of the offering, the Company’s failure to obtain additional capital (debt, construction financing, and/or equity) or refinance debt maturities, future repurchases of debt, increased interest rates and operating costs, adverse economic or real estate developments in the Company’s markets, the Company’s failure to successfully complete and lease the Company’s existing space held for redevelopment and new properties acquired for that purpose and any properties undergoing development, the Company’s failure to successfully operate or lease acquired properties, decreased rental rates or increased vacancy rates or failure to renew or replace expiring leases, defaults on or non-renewal of leases by tenants, general and local economic conditions and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.  The Company does not undertake any responsibility to update any of these factors or to announce publicly any revisions to any of the forward-looking statements contained in this or any other document, whether as a result of new information, future events or otherwise.

The information contained in this Item is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section.  Such information shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Date: February 22, 2012	By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer